Exhibit 99.8

                         STOCKHOLDER VOTING AGREEMENT


     STOCKHOLDER VOTING AGREEMENT ("Agreement"), dated as of July 15, 2004, by and between Modem Media, Inc., a Delaware corporation (the "Seller"), and the undersigned holder of common stock, par value $0.001 per share, of Digitas Inc., a Delaware corporation ("Stockholder").

     WHEREAS, concurrently with the execution of this Agreement, Digitas Inc., a Delaware corporation (the "Buyer"), Digitas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer ("Merger Sub") and the Seller, have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the "Agreement and Plan of Merger"), providing for the merger of Merger Sub with and into the Seller (the "Merger");

     WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of common stock, par value $0.001 per share, of the Buyer, and holds stock options or other rights to acquire the number of shares of such common stock, indicated opposite the Stockholder's name on Schedule 1 attached hereto (together with any such shares subsequently acquired prior to the Expiration Date, the "Shares"); and

     WHEREAS, the Seller desires the Stockholder to agree, and the Stockholder is willing to agree to vote the Shares in a manner so as to facilitate consummation of the Merger, as provided herein; and

     WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

     NOW, THEREFORE, in consideration of, and as a condition to, the Seller entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Seller in connection therewith, the Stockholder and the Seller agree as follows:

     1. Agreement to Vote Shares. The Stockholder agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of the Buyer (or adjournment or postponement thereof), or in connection with any written consent of the stockholders of the Buyer, with respect to the Merger, the Agreement and Plan of Merger or any Acquisition Proposal, Stockholder shall:

     (a) appear at such meeting or otherwise cause the Shares that such Stockholder shall be entitled to so vote at such meeting to be counted as present thereat for purposes of calculating a quorum;

     (b) vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such


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          Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of approval of the issuance of the shares of common stock, par value $.01 per share, of the Buyer to be issued as consideration in the Merger; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Seller contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Section 7.3 of the Agreement and Plan of Merger would not be satisfied; and (iii) against the approval or adoption of any Acquisition Proposal relating to the Buyer that is conditioned on, or the terms of which depend on, the Merger not being consummated, or any agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the transactions contemplated by the Agreement and Plan of Merger;

     2. Expiration Date. As used in this Agreement, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time; (ii) such date and time as the Agreement and Plan of Merger shall be terminated pursuant to
Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

     3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Seller as follows:

     (a) Stockholder has the full power and the unqualified right to enter into and perform the terms of this Agreement;

     (b) This Agreement (assuming this Agreement constitutes a valid and binding agreement of the Seller) constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally;

     (c) Except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on
          Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares;


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     (d)  The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder.

     4. Representation and Warranties of the Seller. The Seller hereby represents and warrants to Stockholder as follows:

     (a) The Seller is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware;

     (b) The execution, delivery and performance by the Seller of this Agreement has been duly authorized and approved by its Board of Directors;

     (c) This Agreement has been duly executed and delivered by the Seller, and (assuming this Agreement constitutes a valid and binding agreement of Stockholder) constitutes a valid and binding agreement with respect to the Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally;

     (d) The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Seller is a party or by which the Seller is bound, or any statute, rule or regulation to which the Seller is subject or, the charter or bylaws of the Seller.

     5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder does hereby appoint and constitute the Seller and the Chief Executive Officer and Chief Financial Officer of the Seller, in their respective capacities as officers of the Seller and any individual who shall hereafter succeed to any such office of the Seller and any other designee of the Seller, and each of them individually, with full power of substitution and resubstitution, as Stockholder's true and lawful attorneys-in-fact and irrevocable proxies, to the full extent of the undersigned's rights with respect to the Shares, to vote each of the Shares that such Stockholder shall be entitled to so vote solely with respect to the matters


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set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

     6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

     7. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

     9. Waivers. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     10. Governing Law. This Agreement to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

     11. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other


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provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     12. Capacity as Stockholder. Stockholder signs this Agreement solely in the Stockholder's capacity as a Stockholder of the Buyer, and not in the Stockholder's capacity as a director, officer or employee of the Buyer or any of its subsidiaries or in the Stockholder's capacity as a trustee or fiduciary of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Buyer in the exercise of his or her fiduciary duties as a director and/or officer of the Buyer or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Buyer or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of the Buyer.

     13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Agreement and Plan of Merger is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

     14. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.


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     EXECUTED as of the date first above written.


                                              STOCKHOLDER


                                              /s/ Laura W. Lang
                                              ---------------------------------
                                              Name: Laura W. Lang
                                                   ----------------------------


                                              MODEM MEDIA, INC.

                                              By: /s/ Sloane Levy
                                                 ------------------------------
                                              Name: Sloane Levy
                                                   ----------------------------
                                              Title: Senior Vice President,
                                                    ---------------------------
                                                     General Counsel, Human
                                                     Resources and Corporate
                                                     Secretary


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                                   SCHEDULE 1


Stockholder                          Shares                         Options
-----------                          ------                         -------
Laura W. Lang                         586                           905,929




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